JUNE 22, 2000
-------------------------------------------------------------------------------

                BINDING LETTER OF INTENT FOR THE PURCHASE/SALE OF

                       UP TO $12,500,000 OF COMMON SHARES
                                       OF
                             VALENCE TECHNOLOGY INC.
                         ("VLNC" NASDAQ NATIONAL MARKET)

-------------------------------------------------------------------------------

Valence Technology Inc. (the "COMPANY") hereby agrees to sell and Carl E. Berg (the "PURCHASER") agrees to purchase, in each case subject to the terms and conditions set forth herein, up to $12,500,000 (the "PROPOSED INVESTMENT") of the Company's common stock, par value $0.001 (the "SHARES"). This Agreement is intended to be a binding agreement. The agreements between the parties will be evidenced by a Common Stock Purchase Agreement (as described below), Warrant Agreement and other related agreements described herein (collectively, the "DEFINITIVE AGREEMENTS"). Upon the execution of this Agreement, the parties shall be obligated to enter into Definitive Agreements memorializing the terms described herein.

I.       STRUCTURE OF TRANSACTION:

          (a) MULTIPLE PURCHASES. The Company will be permitted to sell and Purchaser agrees to purchase the Shares in one or more transactions, each one of which will involve no less than $500,000 in proceeds. The Company will initiate each sale by providing an irrevocable written notice to Purchaser (the "SALE NOTICE") specifying the number of shares it wishes to sell. Purchaser's commitment to purchase the Shares hereunder will expire, to the extent not utilized by the Company hereunder, on March 31, 2001.

          (b) PRICING PERIOD AND SETTLEMENT DATE. The pricing of the Shares (the "PURCHASE PRICE") will be determined based on the average of the Daily Prices (as defined below) over the five (5) trading days on the Nasdaq National Market (each a "TRADING DAY") starting on the first Trading Day following the date on which the Sale Notice is delivered to Purchaser (a "PRICING PERIOD"). The purchase of the Shares shall be settled on the third business day following the expiration of the applicable Pricing Period (a "SETTLEMENT DATE").

          (c) DAILY PRICE. The "DAILY PRICE" for purposes of this Agreement shall mean the Volume Weighed Average Price (based on a trading day from 9:30 a.m. to 4:00 p.m.) on the Nasdaq National Market as reported by Bloomberg Financial LP using the AQR function for the Stock for such Trading Day.

          (d) PURCHASE PRICE. The Purchase Price shall be 94% of the average Daily Prices during the Pricing Period.

          (e) WARRANTS. The Company shall issue to the Purchaser warrants to purchase up to 20% of the Shares purchased by Purchaser hereunder (the "Warrants"). The warrants issued will have a three (3) year life from the date of issuance and shall have an exercise price of 125% of the average Daily Prices during the applicable Pricing Period.

          (f) RESTRICTED SECURITIES. The Shares, the Warrants and all Shares issuable upon the exercise of the Warrants have been and will be issued without registration under the Securities Act of 1933, as amended (the "Securities Act") and may not be sold, offered for sale, transferred, pledged or hypothecated without registration under the Act unless either (i) the Company has received an opinion of counsel, in form and substance satisfactory to the Company, to the effect that registration is not required in connection with such disposition or (ii) the sale of such securities is made pursuant to SEC Rule 144.

II.      SETTLEMENT

          (a) On each Settlement Date, the Company and the Purchaser will each execute and deliver a Common Stock Purchase Agreement in the form of Exhibit A attached hereto. Upon delivery of the executed agreement by the Purchaser, the Company will cause the physical delivery of a certificate of whole shares of stock, as calculated above, to the Purchaser against payment therefore to the Company's designated account by wire transfer of immediately available funds (provided that the Shares are received by the Purchaser no later than 10:00 a.m. Eastern Time) or next day available funds if the Shares are received thereafter.

III.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

          (a) ORGANIZATION, GOOD STANDING AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue and sell the Shares in accordance with the terms hereof and thereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. The undersigned officer of the Company has full authority to execute this Agreement and to bind the Company thereby. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          (b) ISSUANCE OF SHARES. The Shares to be issued under this Agreement and the Purchase Agreement have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

IV.      REPRESENTATION OF THE PURCHASER.

          (a) AUTHORIZATION AND POWER. Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. The Shares purchased by Purchaser hereunder will be acquired for Purchaser's own account, and not with a view to the public resale or distribution thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.


Signature: /S/ JAY L. KING                          Telephone: (702) 558-1015
           --------------------------------
Name:      Jay L. King                              Fax:         (702) 558-1310
                                                    Wire Instructions:
Address:          Valence Technology Inc.
                  301 Conestoga Way
                  Henderson, NV 89015               Contact Name:
                  USA




THE TERMS SET FORTH HEREIN ARE ACCEPTED BY CARL E. BERG.


Signature:  /S/ CARL E. BERG                              Date:
            --------------------------------              _____________________
Name:       Mr. Carl E. Berg
            Fax:
            Telephone: